Exhibit 99.3

CONSENT OF THOMAS F. GILMAN

November 3, 2003

I consent to the use of my name as a Trustee Nominee in the section “Management” in the Registration Statement to be filed by Falcon Financial Investment Trust on Form S-11 and all amendments and post-effective amendments or supplements thereto, including the Prospectus contained therein.

/s/ Thomas F. Gilman
Thomas F. Gilman